EXHIBIT 10.1

GENERAL AND SPECIAL RELEASE AGREEMENT

1. Virco Mfg. Corporation (“Virco”) has made a voluntary resignation package available to all regular employees who choose to resign their employment no later than September 16, 2011. I have decided to voluntarily resign my employment with Virco and sign this General and Special Release Agreement in exchange the following payments:

(a)	A lump sum payment equal to eight (8) hours of pay (pro-rated, if I am a part-time employee) at my base wage or salary for each full year that I have been employed at Virco, less applicable tax and payroll deductions;

AND

(b)	A lump sum payment in the amount corresponding to my length of service on the following chart (pro-rated if I am a part-time employee), less applicable tax and payroll deductions:

• Less than six (6) full years of employment:	$1,000

• At least six (6) but less than eleven (11) full years of employment:	$3,000

• At least eleven (11) but less than sixteen (16) full years of employment:	$6,000

• At least sixteen (16) but less than twenty-one (21) full years of employment:	$9,000

• At least twenty-one (21) but less than twenty-six (26) full years of employment:	$12,000

• At least twenty-six (26) but less than thirty-one (31) full years of employment:	$15,000

• Thirty-one (31) or more full years of employment:	$20,000

2. In consideration of the payments in paragraph 1, I release and discharge Virco and its subsidiaries and all their past, present and future officers, employees, representatives or agents from all claims, damages, and demands of whatever kind, known or unknown, up to the date I sign below (“disputes”), including but not limited to, any disputes arising out of or in any way related to any of the circumstances of my employment or separation of employment with Virco. I release all disputes relating to or arising out of any municipal, state or federal statute, ordinance, regulation, order, contract, or common law, including but not limited to any claims under the federal Worker Adjustment and Retraining Notification Act and California Labor Code Sections 1400 to 1408.

3. I understand that this Release also extends to all disputes by me against Virco whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of my employment or termination of employment with Virco. If I am a California resident, I hereby expressly waive any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If I am a resident of any other state that has any law similar to Section 1542 of the California Civil Code, I hereby expressly waive any and all right under any such similar state law.

4. I further understand and agree that neither the payment under this Release nor the offer of this Release, or any part of it, shall constitute or be construed as an admission of any alleged liability or wrongdoing whatsoever by Virco, which is expressly denied by Virco.

5. This General and Special Release Agreement constitutes a single integrated contract expressing the entire resignation and release agreement between Virco and me. There are no other agreements, written or oral, express or implied, between the parties concerning the subject matter hereof, except the provisions set forth in this Release.

6. I acknowledge that I am fully competent to manage my business affairs, that I have carefully read this General and Special Release Agreement, that I fully understand its final and binding effect, that the only promises made to me to sign this release are those stated and contained in this release, and that I am signing this agreement knowingly and voluntarily.

AGREED AND ACCEPTED:

Dated: , 2011
(employee’s signature)

(employee’s printed name)